UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 17, 2007
(Date of Report/Date of earliest event reported)
SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation)	1-7626 (Commission File Number)	39-0561070 (IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Sensient Technologies Corporation issued a press release on August 17, 2007, announcing that on August 17, 2007 its board of directors elected Robert J. Edmonds to the position of President and Chief Operating Officer, effective immediately.
     Kenneth P. Manning continues as Sensient’s Chairman and Chief Executive Officer. The Board also amended Mr. Manning’s existing employment contract to extend his term as Chief Executive Officer and Chairman of the Board for one additional year beyond the period otherwise contemplated by that agreement (i.e., until immediately following the Company’s Annual Meeting of Shareholders to be held on April 22, 2010), and to provide that thereafter Mr. Manning will continue to serve as an employee and Chairman of the Board until immediately following the Company’s Annual Meeting of Shareholders to be held on April 21, 2011.
     Mr. Edmonds, age 50, has been with the Company for approximately three years, most recently as Sensient’s General Manager of Food Colors — North America. From 2003 to 2004 he was vice president of marketing for Engelhard Corporation, and prior to that (from 1995 to 2002) he was vice president and general manager at J.M. Huber Corporation.

ITEM 9.01. Exhibits

Exhibit 10.1	Amended and Restated Executive Employment Contract dated August 17, 2007 between Sensient Technologies Corporation and Kenneth P. Manning.

Exhibit 99.1	Sensient Technologies Corporation Press Release dated August 17, 2007 regarding Election of Mr. Robert J. Edmonds as President and Chief Operating Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ John L. Hammond

	Name:	John L. Hammond
	Title:	Vice President, Secretary and
General Counsel

Date: August 17, 2007

EXHIBIT INDEX

Exhibit 10.1	Amended and Restated Executive Employment Contract dated August 17, 2007 between Sensient Technologies Corporation and Kenneth P. Manning.

Exhibit 99.1	Sensient Technologies Corporation Press Release dated August 17, 2007 Regarding Election of Mr. Robert J. Edmonds as President and Chief Operating Officer.